EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-28997, 333-103183, 333-101744, 333-156202 and 333-168427) on Form S-8 of Benchmark Electronics, Inc. and subsidiaries of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Benchmark Electronics, Inc.

(signed) KPMG LLP
Houston, Texas
February 25, 2011